FORM 8-A

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Metallica Resources, Inc.

(Exact Name of registrant as specified in its charter)

Canada	980168700

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

36 Toronto Street, Suite 1000, Toronto, Ontario M5C 2C5, Canada
(Address of principal executive offices)        (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Common Shares, no par value	American Stock Exchange

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

     Securities Act registration statement file number to which this form relates:              (if applicable)

     Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

SIGNATURE

Item 1. Description of Registrant’s Securities to be Registered.

Common Shares

     The Registrant is authorized to issue an unlimited number of no par value common shares. Each common share is entitled to share equally with each other common share in dividends from sources legally available therefore, when, as, and if declared by our Board Of Directors and, upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in our assets that are available for distribution to the holders of the common shares. Each holder of our common shares is entitled to one vote per share for all purposes, and the holders of common shares have no preemptive rights, redemption rights or rights of conversion with respect to the common shares. All of our common shares have equal voting rights and voting rights are not cumulative. All outstanding common shares and all shares underlying our warrants and options when issued will be fully paid and nonassessable. The Board Of Directors is authorized to issue additional common shares without shareholder action.

Item 2. Exhibits

1.	All exhibits required by the Instruction to Item 2 will be supplied to the American Stock Exchange and hereby are incorporated into this Form 8-A.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

METALLICA RESOURCES, INC.

Date: October 27, 2003	By:	/s/ Richard J. Hall Richard J. Hall, President and

Chief Executive Officer

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